Exhibit 15.1

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of The Home Depot, Inc.:

We acknowledge our awareness of the incorporation by reference of our report dated November 29, 2005, included within the Quarterly Report on Form 10-Q of The Home Depot, Inc. for the quarter ended October 30, 2005, in the following Registration Statements:

DESCRIPTION	REGISTRATION STATEMENT NUMBER
Form S-3
DepotDirect stock purchase program	333-03497
DepotDirect stock purchase program	333-81485
Debt securities	333-124699

Form S-8
The Home Depot, Inc. Non-U.S. Employee Stock Purchase Plan	033-58807
The Home Depot Futurebuilder	333-01385
The Home Depot, Inc. Employee Stock Purchase Plan	333-16695
The Maintenance Warehouse Futurebuilder	333-91943
The Home Depot Futurebuilder	333-85759
The Home Depot, Inc. 1997 Omnibus Stock Incentive Plan	333-61733
The Home Depot Futurebuilder for Puerto Rico	333-56207
The Home Depot Canada Registered Retirement Savings Plan	333-38946
The Home Depot, Inc. Restated and Amended Employee Stock Purchase Plan	333-56724
The Home Depot, Inc. Restated and Amended Employee Stock Purchase Plan	333-110423
The Home Depot, Inc. Non-Qualified Stock Option and Deferred Stock Units Plan and Agreement	333-56722
The Home Depot, Inc. Deferred Stock Units Plan and Agreement	333-62316
The Home Depot, Inc. Deferred Stock Units Plan and Agreement	333-62318
The Home Depot, Inc. Deferred Stock Units Plan and Agreement	333-72016
The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan	333-125331
The Home Depot Futurebuilder	333-125332

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ KPMG LLP
KPMG LLP
Atlanta, Georgia
November 29, 2005